Exhibit 5.1

910 LOUISIANA	AUSTIN	MOSCOW
HOUSTON, TEXAS	Brussels	NEW YORK
77002-4995	DALLAS	PALO ALTO
	DUBAI	RIYADH
TEL +1 713.229.1234	HONG KONG	San Francisco
FAX +1 713.229.1522	HOUSTON	WASHINGTON
BakerBotts.com	London

October 13, 2021

Coterra Energy Inc.
Three Memorial City Plaza
840 Gessner Road, Suite 1400
Houston, Texas 77024

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by Coterra Energy Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 32,331,617 shares (the “Shares”) of common stock, par value $0.10 per share, of the Company (the “Common Stock”), issuable pursuant to the Cimarex Energy Co. Amended and Restated 2019 Equity Incentive Plan (the “Plan”), certain legal matters in connection with the Shares are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (1) the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, (2) the Plan, (3) corporate records of the Company, as furnished to us by the Company, (4) certificates of public officials and of representatives of the Company, (5) statutes and (6) other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the factual matters contained in such certificates.

In making our examination, we have assumed, without independent investigation, that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies of original documents conform to the original documents and those original documents are authentic and complete. In addition, we have assumed that at or prior to the time of the delivery of any shares of Common Stock; (1) the Registration Statement will be effective under the Securities Act; (2) at the time of issuance of any Shares, there will be sufficient shares of Common Stock authorized for issuance under Coterra’s restated certificate of incorporation, as then amended, that have not otherwise been issued or reserved or otherwise committed for issuance; (3) all Shares will be offered and issued in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement; and (4) certificates representing the Shares will have been duly executed, countersigned, registered and delivered, or if issued in book-entry form, (a) an appropriate account statement evidencing the Shares credited to the recipient’s account maintained by Coterra’s transfer agent and registrar will be issued by such transfer agent and (b) the issuance of the Shares will be properly recorded in the share registry of Coterra.

We have also assumed that the consideration received by the Company for the Shares will not be less than the par value of the Shares.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that, assuming due authorization of a particular award as provided in and in accordance with the Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the Company or a duly constituted and acting committee thereof as provided therein, and, in the case of stock options, the exercise thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.

Coterra Energy Inc.	- 2 -	October 13, 2021

The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.